Exhibit 99.1
ENERGY TRANSFER PARTNERS ANNOUNCES CASH DISTRIBUTION
FOR FOURTH QUARTER OF 2008
Energy Transfer Equity Declares Distribution Increase
DALLAS — January 26, 2009 — Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced that the Board of Directors of each Partnership has approved quarterly distributions for the quarter ended December 31, 2008.
ETP’s Board of Directors has approved a quarterly distribution of $0.89375 per unit ($3.575 annualized) on ETP common units for the quarter ended December 31, 2008. The cash distribution for the quarter ended December 31, 2008 will be paid on February 13, 2009 to Unitholders of record as of the close of business on February 6, 2009. The distribution rate is unchanged from the distribution paid for the quarter ended September 30, 2008.
“We have completed several large diameter pipeline projects, mainly in the Barnett Shale and Bossier Sands producing basins, which have contributed to our distributable cash flow growth during the second half of 2008,” stated Martin Salinas, ETP’s Chief Financial Officer. “We expect that these completed projects, along with three major pipeline projects to be completed in the next three to nine months, will support distributable cash flow growth through 2009.”
“We continue to be mindful of the volatile market conditions that are present and accordingly, we believe it is prudent to preserve our liquidity and further strengthen our financial flexibility at this time,” stated Kelcy Warren, ETP’s Chief Executive Officer. “Our long-term objective remains unchanged — to increase distributable cash flow by engaging in a well-balanced plan for growth through internally generated expansion projects, strategic acquisitions and measures aimed at increasing the profitability of our existing assets.”
-more-

ETE’s Board of Directors has approved a quarterly distribution of $0.51 per unit ($2.04 annualized) on ETE’s outstanding common units for the quarter ended December 31, 2008. The quarterly distribution of $0.51 per unit represents an increase of $0.12 per common unit on an annualized basis and was principally the result of the recent ETP equity offering. The distribution will be paid on February 19, 2009 to Unitholders of record as of the close of business on February 6, 2009.
“We are pleased to announce an increase this quarter in the distribution to our ETE Unitholders,” said John McReynolds, ETE’s President and Chief Financial Officer. “ETE’s increase highlights the resilience of the Energy Transfer partnerships in this turbulent market. Our goal remains to create tangible value for all of our Unitholders, while building a premier natural gas pipeline system and propane distribution company.”
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,550 miles of intrastate pipeline in service, with approximately 250 miles of intrastate pipeline under construction. In addition, ETP owns 2,450 miles of interstate pipeline in service, with approximately 250 miles of interstate pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the

Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: February 6, 2009
Ex Date: February 4, 2009
Payment Date: February 13, 2009
Amount Paid: $0.89375 per Common Unit
Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: February 6, 2009
Ex Date: February 4, 2009
Payment Date: February 19, 2009
Amount Paid: $0.51 per Common Unit
Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214.504.2260 (office)
214.498.9272 (cell)
# # #